Exhibit 99.4


                  Iowa First Bancshares Corp. and Subsidiaries
                             Code of Ethical Conduct
                  for Principal Officers and Financial Managers



In my role as a principal officer and/or financial manager of Iowa First Bancshares Corp., or one or more of its subsidiaries, I recognize that principal officers and/or financial managers hold an important and elevated role in corporate governance. I am uniquely capable and empowered to ensure that stakeholders' interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which financial managers are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and other stakeholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3.   I  comply  with  rules  and  regulations  of  federal,   state,  and  local
     governments, and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to my constituents' needs.

7. I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8. I maintain responsible use of and control over all assets and resources employed or entrusted to me.





__________________________(Signature)                    _______________(Date)





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